NYSE: WMB
Date:          April 11, 2006
Transco Gas Pipe Line Corp. Completes Private Debt Placement
     TULSA, Okla. – Transcontinental Gas Pipe Line Corp., a subsidiary of The Williams Companies, Inc. (NYSE:WMB), announced today that it has completed its offering of senior notes due 2016.
     The size of the offering was increased to $200 million from the previously announced $175 million. The notes were priced at par to yield 6.40 percent.
     Transco intends to use the net proceeds of the offering for general corporate purposes, including the funding of capital expenditures.
     The notes that were sold to certain institutional investors have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.